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                                                                      EXHIBIT 99

     MediContact                             Investor Contact:
     Terry L. Cook                           James F. Verhey
     (909) 483-8511                          (909) 483-8513


FOR IMMEDIATE RELEASE


           Kaiser Ventures Schedules Stockholder Meeting to Approve
                   Conversion to A Limited Liability Company

     Ontario, California, October 23, 2001 - Kaiser Ventures Inc. (NASDAQ: KRSC) ("Kaiser Ventures") announced today that Kaiser Ventures has finalized and filed a definitive proxy statement with the SEC for its annual meeting of stockholders at which its stockholders will be asked to approve, among other things, the previously announced conversion of Kaiser Ventures into a limited liability company called Kaiser Ventures LLC ("Kaiser LLC"). Copies will be mailed to Kaiser Ventures stockholders in the next few days, and can be downloaded from www.kaiserventures.com.

     The conversion would be accomplished through the merger of Kaiser Ventures into Kaiser LLC. If the conversion is approved, each stockholder will receive $10 in cash plus one Class A Unit in Kaiser LLC for each share of Kaiser Ventures common stock owned by the stockholder. Stockholders of record as of October 8, 2001, will be entitled to vote by proxy or in person at the annual meeting, which is scheduled to be held on November 28, 2001, commencing at 9:00 a.m. at the Doubletree Hotel in Ontario, California.

     While the Board of Directors has recommended that the stockholders approve the conversion proposal, each stockholder must make his, her or its own decision whether to vote for or against the proposal.
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     Richard E. Stoddard, Chairman and Chief Executive Officer of Kaiser
Ventures, said: "The conversion to a limited liability company is a critical step in Kaiser Ventures' goal of distributing the excess cash from the sales of its assets to stockholders in the most tax-advantaged way possible. The conversion allows Kaiser Ventures to utilize significant historical losses associated with Mine Reclamation for the benefit of Kaiser. The resulting reduction in our current year's taxes will allow us to increase the cash to our stockholders by almost $2.00 per share. In addition, the conversion should mean that most of our stockholders will be taxed at capital gains rates on any gain over the tax basis they have in their stock. A regular dividend would have been approximately $2.00 per share less and would be taxable at ordinary income rates to our stockholders."

     In connection with the proposed merger, Kaiser LLC filed a registration statement on Form S-4, which the SEC declared effective as of October 19, 2001. The registration statement registers the Class A Membership Units to be issued to Kaiser Ventures' stockholders in the merger.

     On July 13, 2001, the trading day immediately preceding the announcement of the proposed conversion, the closing price on the NASDAQ, of the Kaiser
Ventures Common Stock was $13.00 per share. On October 18, 2001, the day immediately preceding the filing of the definitive proxy statement, the closing price of Kaiser Ventures Common Stock was $12.15 per share.

     This press release is summary in nature and does not provide all of the important information with respect to the conversion proposal. The terms of the conversion are

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described more fully in the proxy statement and the registration statement. In the next few days Kaiser Ventures will be mailing a proxy statement to the address of record for each of its stockholders as of October 8, 2001. Copies of the proxy statement and the registration statement and related exhibits are available for free at www.kaiserventures.com and the SEC's website http://www.sec.gov. The proxy statement contains important information about the conversion proposal, and Kaiser Ventures' stockholders should carefully review the proxy statement, and the documents which it references, before voting with respect to the conversion proposal.

     This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of Kaiser Ventures common stock or Kaiser LLC Class A Units, nor shall there be any offer to sell or sale of these securities in any jurisdiction prior to registration or qualification under the securities laws of any such jurisdiction.

     Except for the historical statements and discussions, this press release statements consists of "forward-looking statements." Please do not put undue reliance on forward-looking statements. Kaiser Ventures undertakes no obligation to update or revise any forward-looking statements that are or may be affected by developments which its management does not deem material. When used or incorporated in these statements, the words "anticipate," "estimate," "project" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on certain factors and assumptions about future risks and uncertainties, not all of which will be identified in Kaiser Ventures' proxy statement. Kaiser Ventures believes that its assumptions are reasonable. Nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, Kaiser Ventures' actual results will

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probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to those differences include, among others, the ones to be discussed under "Risk Factors" in Kaiser Ventures' proxy statement as well as those discussed in other places in Kaiser Ventures' filings with the SEC. For example, actual results could materially differ from those projected as a result of factors including, among others, general economic conditions in the United States and Southern California; the impact of federal, state, and local laws and regulations on our permitting and development activities; competition and litigation, including, without limitation, claims and litigation that relate to the pre-bankruptcy activities of Kaiser Steel Corporation, the predecessor of Kaiser Ventures, including asbestos claims; the inability to complete the anticipated sale of the Eagle Mountain landfill project; the success of any material litigation involving Kaiser Ventures or its projects; and/or the challenge, reduction or loss of any claimed tax benefits or net operating losses. Should one or more of these risks, or any other risks, materialize, or should one or more of Kaiser Ventures' underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that the forward-looking information contained in these statements will in fact transpire.


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